Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record First Quarter Sales

• Quarterly Revenue Increases 30% to $276 million

• Net Income Increases 170% to $13 million

• EPS Increases to $0.36 per basic share

PITTSBURGH, April 28, 2011 – MSA (NYSE: MSA) today announced that net sales for the first quarter of 2011 were $276 million compared with $212 million for the first quarter of 2010, an increase of $64 million, or 30 percent. Net income for the first quarter of 2011 was $13 million, or 36 cents per basic share, an increase of $8 million, or 170 percent, compared with $5 million, or 14 cents per basic share, for the same period last year. Excluding after-tax non-recurring purchase accounting adjustments of $2 million associated with the October acquisition of General Monitors, and restructuring charges of $2 million, net income was $17 million, or 48 cents per basic share.

“Our consolidated sales in the first quarter reinforce that we are effectively executing our corporate strategy and reflect continued improvement in economic and business conditions throughout many parts of the world,” said William M. Lambert, MSA President and CEO. “We continue to see solid growth in our core product groups in both developed and emerging markets,” he added.

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Sales in the company’s North American segment increased $32 million, or 32 percent, in the first quarter of 2011. Organic sales increased $18 million, or 18 percent, while the company’s recent acquisition of General Monitors increased sales by $14 million in the quarter. Throughout the first quarter the company continued to experience strong demand in its core industrial markets, which led to an increase of $3 million in organic sales of gas detection products, while sales of head protection and fall protection products increased $2 million in the quarter. Sales of self-contained breathing apparatus (SCBA) to the fire service market increased $2 million for the quarter, largely on the strength of a significant order from the Canadian fire service. Shipments of ballistic helmets to the military were $7.5 million for the quarter.

Sales in the company’s European segment increased $8 million, or 14 percent, when compared to the first quarter of 2010. Local currency organic sales increased $2 million while the acquisition of General Monitors increased sales by $6 million in the quarter. Local currency organic sales of gas detection products were up $2 million on higher product shipments to core industrial markets in Europe. Local currency sales of breathing apparatus were up $4 million on higher shipments to fire service markets. These improvements were partially offset by a decline in ballistic helmet and gas mask sales to military markets.

Sales in MSA’s International segment increased $24 million, or 42 percent, in the first quarter of 2011. On a local currency basis, sales increased $19 million reflecting stronger product demand in Latin America and Asia, primarily in industrial markets across a broad group of product lines. Currency translation effects increased first quarter International segment sales, when stated in U.S. dollars, by $5 million, primarily related to a strengthening of the Australian dollar and Brazilian real.

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Net income in MSA’s North American segment increased $4 million in the first quarter of 2011. North American segment net income for the first quarter of 2011 includes net income of $2 million related to General Monitors. The residual increase in net income reflects the previously discussed increase in sales and improved gross profits. These improvements were partially offset by higher operating costs on the higher level of sales.

MSA’s European segment reported income of $2 million in the quarter, compared to a loss of $3 million in the first quarter of 2010. The prior year loss included $3 million of additional after-tax charges related to restructuring activities. Excluding these charges, net income increased $2 million, including net income of $1 million related to General Monitors.

Net income in the International segment was $3 million higher in the first quarter of 2011. This increase was primarily related to higher sales in China and Latin America. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $1 million.

“Clearly, the business momentum we were able to generate through the second half of 2010, particularly in the global industrial market, carried over into the start of 2011, “ Mr. Lambert said. “We are focused on maintaining this momentum and remain committed to executing our strategy. I am confident that our strategy to grow core product revenues around the globe, develop new and innovative products that exceed customer expectations, invest in emerging markets, all while diligently managing operating and manufacturing costs, will provide a solid foundation for long-term success.” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2011	2010

Net sales	$276,499	$212,434
Other income	796	1,305

	277,295	213,739

Cost of products sold	166,102	129,981
Selling, general and administrative	73,045	61,908
Research and development	10,543	7,736
Restructuring and other charges	3,087	6,809
Interest	3,437	1,540
Currency exchange losses (gains)	666	(2,158)

	256,880	205,816

Income before income taxes	20,415	7,923
Provision for income taxes	6,919	2,803

Net income	13,496	5,120
Net income attributable to noncontrolling interests	(187)	(214)

Net income attributable to Mine Safety Appliances Company	13,309	4,906

Basic earnings per share	$.36	$.14

Diluted earnings per share	$.36	$.14

Dividends per common share	$.25	$.24

Basic shares outstanding	36,165	35,697
Diluted shares outstanding	36,795	36,224

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$66,987	$59,760
Trade receivables, net	210,073	198,551
Inventories	156,752	150,581
Other current assets	63,001	68,497

Total current assets	496,813	477,389

Property, net	158,872	156,789
Prepaid pension cost	124,016	121,631
Goodwill	266,556	263,089
Other non-current assets	184,706	178,290

Total	1,230,963	1,197,188

Current liabilities
Notes payable and current portion of long-term debt	$10,107	$10,163
Accounts payable	63,080	58,460
Other current liabilities	110,553	113,118

Total current liabilities	183,740	181,741

Long-term debt	379,585	367,094
Pensions and other employee benefits	129,934	126,479
Deferred tax liabilities	48,689	49,177
Other non-current liabilities	18,183	16,647
Equity	470,832	456,050

Total	1,230,963	1,197,188

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2011	2010

Net sales

North America	$130,916	$99,114

Europe	64,839	56,624

International	80,744	56,696

Total	276,499	212,434

Net income (loss)

North America	$9,823	$5,584

Europe	1,587	(3,265)

International	7,377	4,378

Reconciling	(5,478)	(1,791)

Total	13,309	4,906

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